BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
October 22, 2018	News Release

FOR IMMEDIATE RELEASE

Contacts:
Alan Greer Executive Vice President BB&T Investor Relations (336) 733-3021 AGreer@BBandT.com	Richard Baytosh Senior Vice President BB&T Investor Relations (336) 733-0732 RBaytosh@BBandT.com	Brian Davis Senior Vice President BB&T Corporate Communications Media@BBT.com

BB&T elects two new independent directors

WINSTON-SALEM, N.C. — The Board of Directors of BB&T Corporation (NYSE: BBT) today elected Patrick C. Graney III and Easter A. Maynard as directors, with service commencing immediately.

"We welcome Pat and Easter and are very fortunate to have them join our board. Their extensive business backgrounds will enrich the diverse perspectives among BB&T's current board members and bring valuable management experience," said BB&T Chairman and CEO Kelly S. King. "In addition, both Pat and Easter are significant contributors to their local communities in West Virginia and North Carolina and will provide additional geographic representation to our board from these important markets."

Graney, 65, is the founder and president of PCG Inc., a private investment company. In addition, he is a well-known business leader in the state of West Virginia, having previously owned both Petroleum Products, Inc., a fuel distributor, and One Stop Stores, a chain of convenience stores, each for over 25 years. Graney is active in community affairs and currently serves as board chairman of the University of Charleston, chairman of the West Virginia Chamber of Commerce and is a director of the West Virginia Coal Association and the Buckskin Council of the Boy Scouts. His financial services experience includes having served as a Class B director representing West Virginia on the board of the Federal Reserve Bank of Richmond from December 2008 to December 2013 and, most recently, as a member of the board of directors of Ramaco Resources, a West Virginia metallurgical coal company. Graney received a bachelor's degree from The University of Virginia and an MBA from the Colgate Darden School at the University of Virginia.

Maynard, 47, is a member of the board of directors of Investors Management Corporation (IMC), the parent company of Golden Corral Corporation, for which she also serves as board chair. Maynard also serves as the director of community development for IMC and as executive director of IMC's charitable arm, ChildTrust Foundation, which invests primarily in early childhood education and literacy efforts throughout North Carolina. She also chairs the board of directors of Camp Corral, which she helped establish in 2012 to provide summer camp experiences for children of wounded, injured, ill and fallen military heroes. In addition to her work through IMC,

Maynard currently serves as board chair for the North Carolina Early Childhood Foundation and on the boards of the North Carolina Network of Grantmakers, Methodist Home for Children, and Boys and Girls Clubs of Wake County. A North Carolina native, Maynard received a bachelor’s degree from Wake Forest University and a master's degree in social work from the University of North Carolina at Chapel Hill.

Both Graney and Maynard have been appointed to serve on BB&T's Compensation Committee and the Nominating and Corporate Governance Committee.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $222.9 billion in assets and market capitalization of approximately $37.4 billion as of September 30, 2018. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates more than 1,900 financial centers in 15 states and Washington, D.C. and is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.